Exhibit 99.1

STOCKERYALE, INC. ANNOUNCES PRELIMINARY

SECOND QUARTER 2008 FINANCIAL RESULTS

- Net Sales Up Approximately 22% Year-over-year; Company Received and will Appeal

NASDAQ Delisting Notice; Will report Second Quarter 2008 results on July 24, 2008—

Salem, N.H. — July 2, 2008 — StockerYale, Inc. (NASDAQ: STKR), a leading designer and manufacturer of structured light lasers, LED modules and specialty optical fibers for industrial OEMs, medical and defense markets, today announced preliminary results for its second quarter ended June 30, 2008.

Preliminary Results for the second quarter ended June 30, 2008:

-	Record net sales expected to be between $8.4 million and $8.5 million

-	New order bookings of approximately $9.0 million

-	Net sales from Photonic Products unit of approximately $2.8 million

“We are very pleased to report preliminary sales that underscore StockerYale’s continued turnaround and highlights the strength in our Photonic Products business unit,” stated Mark W. Blodgett, Chairman and CEO. “Our expected record sales performance is the result of strong demand for laser products and advanced LED applications. When combined with the strength in new order bookings, we are confident that the catalysts are in place to further fuel StockerYale’s momentum and growth.”

StockerYale expects to report second quarter 2008 financial results on July 24, 2008. Conference call and webcast details will be provided via press release in advance of the report date.

On June 26, 2008, the Company received notification from The NASDAQ Stock Market that the Company remains out of compliance with the $1.00 minimum per share bid requirement for continued listing. The Company was originally notified on December 28, 2007 that the Company failed to satisfy the $1.00 minimum bid requirement set forth in NASDAQ Marketplace Rule 4450(a)(5) and that it had 180 days to cure this deficiency. As a result of the Company’s failure to cure this deficiency by June 25, 2008, the Company’s common stock is now subject to delisting from The NASDAQ Capital Market. In response to the notification, the Company will file an appeal of the Staff Determination to a NASDAQ Listings Qualification Panel. The appeal request will automatically stay the delisting until the Panel reaches a decision. Pending the decision by the Panel, the Company’s common stock will remain listed under the ticker symbol “STKR” on The NASDAQ Capital Market. NASDAQ will typically hold a hearing to consider an appeal approximately 45 days after the appeal is made, and it may take up to 30 days after the hearing to make a decision. At the hearing, the Company intends to present a plan to regain compliance with the minimum bid price requirement in order to maintain its NASDAQ listing. There can be no assurance that the Panel will grant the Company’s request for continued listing.

The Company anticipates that its plan will consist of a request for additional time, not to exceed 180 days from June 26, 2008, for the Company to regain compliance without effecting a reverse stock split, provided that if the Company does not achieve compliance by a certain date within this additional time, the Company may effect a reverse split. At the Company’s 2008 Special Meeting in Lieu of Annual Meeting of Shareholders, the Company’s shareholders approved a proposal to authorize the Board of Directors, in its discretion, to effect a reverse stock split, which means that the Company can effect a reverse stock split without delay or uncertainty. The Company cannot provide any assurance that the Panel will allow the Company to remain listed or that the Company’s actions will prevent the delisting of its common stock from The NASDAQ Capital Market.

About StockerYale

StockerYale, Inc., headquartered in Salem, New Hampshire, is an independent designer and manufacturer of structured light lasers, LED modules, and specialty optical fibers for industry leading OEMs. In addition, the company manufactures fluorescent lighting products and phase masks. The Company serves a wide range of markets including the machine vision, industrial inspection, defense, telecommunication, sensors, and medical markets. StockerYale has offices and subsidiaries in the U.S., Canada, and Europe. For more information about StockerYale and their innovative products, visit the Company’s web site at www.stockeryale.com

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact, including without limitation, those with respect to StockerYale’s goals, plans and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: uncertainty that cash balances may not be sufficient to allow StockerYale to meet all of its business goals; uncertainty that StockerYale’s new products will gain market acceptance; the risk that delays and unanticipated expenses in developing new products could delay the commercial release of those products and affect revenue estimates; the risk that one of our competitors could develop and bring to market a technology that is superior to those products that we are currently developing; and

StockerYale’s ability to capitalize on its significant research and development efforts by successfully marketing those products that the Company develops. Forward-looking statements represent management’s current expectations and are inherently uncertain. You should also refer to the discussion under “Factors Affecting Operating Results” in StockerYale’s annual report on Form 10-KSB and the Company’s quarterly reports on Form 10-Q for additional matters to be considered in this regard. Thus, actual results may differ materially. All Company, brand, and product names are trademarks or registered trademarks of their respective holders. StockerYale undertakes no duty to update any of these forward-looking statements.

Investor Relations contact:

The Piacente Group

Sanjay M. Hurry, (Investor Relations Counsel, StockerYale)

(212) 481-2050

sanjay@tpg-ir.com

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